Exhibit 10.1

February 25, 2022

Dear Angelique:

We are delighted by the prospect of you joining CARS! We are confident that as part of our team, you will help us achieve our goals as a premier digital media company. We are pleased to offer you employment on the terms described below.

In your role of Chief Legal Officer, you will report to Alex Vetter, Chief Executive Officer. Your first day will be April 4, 2022. Your annualized base compensation in this exempt position, as agreed, will be $375,000 and you will be eligible to participate in CARS Short-Term Incentive Plan (“STIP”) which enables you to earn an annual cash performance bonus calculated at a target of 50% of your base salary.

You are eligible to participate in our comprehensive benefits package which includes 23 days paid time off annually, prorated based on start date, and will be nominated to participate in CARS’ Change of Control/Severance program, which requires approval from the board

We are also recommending you for an annual grant of CARS Restricted Stock Units (“RSUs”). The target value of this award on the date of grant will be $656,250 – or 175% of your base salary. The number of RSUs you receive will be rounded to the nearest whole share based on the closing price of CARS stock on the grant date. These grants are not official until they are formally authorized by the Compensation Committee of our Board of Directors in its sole discretion and in accordance with our normal grant process, which is typically quarterly.

Please note that the incentive plans may be amended or terminated at any time and for any reason. Also, your final award values are based on the Company’s and your performance and applicable guidelines, which may be changed at any time. The terms of any RSUs granted to you will be governed only by the applicable plan document and award agreement thereunder.

After acceptance of this offer and clearance of the background check, you will receive an email from our onboarding website, Greenhouse Onboarding containing a link with your log-in credentials. This site will guide you through the process of completing your tasks prior to your first day, as well as give you the opportunity to learn more about our business. Upon receipt of your credentials, please log-in and complete your task list. Within the task list, are instructions on where to upload your signed Acceptance Letter and Restrictive Covenant Agreement. Please complete this at your earliest opportunity.

Your initial new hire orientation is scheduled for April 4, 2022, at 9:00am and will include a detailed review of our benefits and many other employee programs. Please be sure to upload your I-9 documentation to Greenhouse Onboarding by your first day.

Angelique, we recognize that we will achieve success only by attracting and retaining the finest talent available. We are confident that you will find your work with CARS personally and professionally rewarding and that you will play a vital role in contributing to our future success.

Congratulations and welcome,

D.V. Williams